Exhibit 5.1.0

November 8, 2010

GrafTech Holdings Inc.

c/o GrafTech International Ltd.

12900 Snow Road

Parma, Ohio 44130

Gentlemen:

We have acted as counsel to GrafTech Holdings Inc. (the “Company”) in connection with that certain Agreement and Plan of Merger, dated as of April 28, 2010, among GrafTech International Ltd. (“GrafTech”), the Company, GrafTech Delaware I Inc. (“GrafTech Merger Sub”), GrafTech Delaware II Inc., Seadrift Coke LLP (“Seadrift”) and certain partners of Seadrift. The aforementioned Agreement and Plan of Merger is hereinafter referred to as the “Seadrift Merger Agreement.” The Company is currently a wholly owned subsidiary of GrafTech and GrafTech is currently a reporting company whose common stock, par value $.01 per share (“GrafTech Common Stock”), is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and listed on the NYSE. As part of the transactions contemplated by the Seadrift Merger Agreement, GrafTech will rearrange its holding company structure by merging GrafTech Merger Sub with and into the Company with the Company as the surviving entity (the “GTI Merger”). As a result of the GTI Merger, among other things, GrafTech will become a wholly owned subsidiary of the Company. Upon consummation of the GTI Merger, the Company will be renamed “GrafTech International Ltd.” and GrafTech will be renamed “GrafTech Holdings Inc.” In connection with the GTI Merger the Certificate of Incorporation of the Company will be amended and restated substantially in the form of Exhibit 3.1.1 to Amendment No. 2 to the Registration Statement (as defined below). The Certificate of Incorporation of the Company as so amended and restated is hereinafter referred to as the “Restated Charter.” In addition, upon consummation of the GTI Merger, each share of GrafTech Common Stock outstanding immediately prior to such consummation will be converted into one share of common stock, par value $.01 per share, of the Company (“New GrafTech Common Stock”). New GrafTech Common Stock will be listed on the NYSE and will trade under GrafTech’s current Ticker symbol “GTI”.

We have also acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) of the Company’s Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration by the Company of the shares of New GrafTech Common Stock (the “Shares”) to be issued to the holders of GrafTech Common Stock upon conversion of their shares of GrafTech Common Stock into shares of New GrafTech Common Stock upon consummation of the GTI Merger.

In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purposes of this opinion.

GrafTech Holdings, Inc.

c/o GrafTech International Ltd.

November 8, 2010

In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement, as then amended, will have become effective under the Securities Act, (ii) the Restated Charter will have been approved by the directors of the Company and by GrafTech as the sole stockholder of the Company and will have been filed with the Secretary of State of Delaware, and (iii) the GTI Merger will have been consummated in accordance with the applicable terms of the Seadrift Merger Agreement.

On the basis of the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms and conditions of the GTI Merger as set forth in the Seadrift Merger Agreement, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

This letter is furnished to you solely for use in connection with the registration of the Shares under the Securities Act and may not be used for any other purpose without our express permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Kelley Drye & Warren LLP

Kelley Drye & Warren LLP